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                                                                    EXHIBIT 99.1

   CRESCENT OPERATING ANNOUNCES TERMINATION OF ITS AGREEMENT FOR THE PURCHASE
      AND SALE OF ASSETS AND STOCK TO CRESCENT REAL ESTATE EQUITIES COMPANY

FORT WORTH, Texas--(BUSINESS WIRE)--Jan. 23, 2002--Crescent Operating, Inc. (OTCBB:COPI.OB) ("Crescent Operating" or the "Company") announced today the termination of its agreement with Crescent Real Estate Equities Company (NYSE:CEI) ("CEI") for the purchase and sale of assets and stock (the "Purchase Agreement"). The Purchase Agreement had been described as part of the restructuring proposal in Crescent Operating, Inc.'s most recent proxy statement.

As part of the restructuring proposal, CEI had committed to make a $10 million capital contribution to the Company's wholly owned subsidiary Crescent Machinery, in the form of preferred stock, which along with capital from a third party investment firm was expected to put Crescent Machinery on solid financial footing. Unfortunately, Crescent Machinery has not escaped the impact from the recessionary economic environment. Particularly post September 11th, the equipment rental and sales business has been affected by the overall reduction in national construction levels. CEI advised the Company that it was unwilling to make the additional investment that it believes would be necessary to provide adequate capitalization of Crescent Machinery and to satisfy lender concerns. Crescent Machinery continues to work with its lenders and the third party investor, but there is no assurance that an acceptable agreement can be reached. Also, as a result of the termination, Crescent Operating will not move forward with the previously announced rights offering.

Without the closing of the Purchase Agreement included in the restructuring proposal, it is expected that Crescent Operating will be unable to continue as a going concern or to satisfy the principal conditions to the closing of its previously announced restructuring plan. CEI has advised the Company that it still desires to acquire the Company's Hospitality and Land Development segment assets, and the Company is in discussions with CEI to reach a mutually acceptable resolution, such as a pre-packaged bankruptcy or other restructuring.

FORWARD-LOOKING STATEMENTS

In addition to any forward-looking statements contained in this press release, the future operations of COPI and its subsidiaries may be adversely affected by one or more of the following factors:

o the current inability of the Company to pay its ongoing and deferred rent obligations to Crescent Real Estate Equities Limited Partnership, the operating partnership of Crescent Real Estate Equities Company as they come due,

o the high levels of debt that the Company maintains and the Company's current inability to generate revenue sufficient to meet debt service payments, other obligations and operating expenses,

o the availability of the financing that likely will be necessary to maintain the Company's operations and investments,

o the ability of CEI to foreclose on the Company's assets under the terms of its loans to the Company which would further reduce the Company's income and available cash,

o the current and continuing underperformance (or non-performance) of the Company's existing business investments,


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o        the Company's inability to reach an agreement with its creditors which may result in the Company losing control of its assets or operations or both either through foreclosure or bankruptcy,

o any unfavorable resolution of issues that relate to the bankruptcy petition of Charter Behavioral Health Systems, LLC ("CBHS"), including, but not limited to, judgments against the Company in respect of lawsuits instituted in connection with the closure of certain CBHS facilities prior to CBHS's filing bankruptcy, and

o the impact of changes in the industries in which the Company's businesses and investments operate (including equipment sales and leasing, hospitality, temperature controlled logistics and land development) and the economic, demographic and other competitive conditions affecting those industries, the Company's cash flows and the value of the Company's investments.

For a more complete discussion of these and other risk factors, please see the Company's SEC reports, including its proxy statement for the Annual Meeting, annual reports on Form 10-K, particularly for the year ended December 31, 2000, quarterly reports on Form 10-Q, particularly for the quarter ended September 30, 2001, and current reports on Form 8-K.

ABOUT THE COMPANY

Crescent Operating is a diversified management company which through various subsidiaries and affiliates, owns, leases or operates a portfolio of assets consisting primarily of three business-class hotels, five luxury resorts and spas, an interest in a temperature controlled logistics operating company, an interest in three residential developments, and an equipment sales and leasing business.

FOR MORE INFORMATION

Jeffrey L. Stevens, Chief Operating Officer, (817) 339-2210.